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                                                                    EXHIBIT 99.1

[FRB WEBER SHANDWICK FINANCIAL COMMUNICATIONS LETTERHEAD]

FOR IMMEDIATE RELEASE
MONDAY, MARCH 31, 2003

                    M-WAVE ENTERS INTO FORBEARANCE AGREEMENT

WEST CHICAGO, ILL., MARCH 31, 2003--M-Wave, Inc. (Nasdaq: MWAV), a value added service provider of high performance circuit boards used in a variety of digital and high frequency applications, announced today that the Company has entered into a Forbearance Agreement with Bank One, N. A. relating to M~Wave's outstanding Industrial Bond debt. The Company's Annual Report on Form 10-K filed today includes a copy of the Forbearance Agreement and the following disclosure relating thereto:

The Company was not in compliance with certain financial covenants for the year ended December 31, 2002 relating to the Company's industrial bond debt. The outstanding balance of the debt is approximately $4,907,000 as of March 14, 2003. On March 31, 2003, the Company entered into a Forbearance Agreement with Bank One, N. A., formerly known as American Bank and Trust Company of Chicago, pursuant to which the Company agreed to comply with all of the terms and conditions contained in the Forbearance Agreement and the Bank agreed to forbear from the date of the agreement to August 31, 2003 from pursuing its rights under the Reimbursement Agreement (including the right to declare the bond immediately due and payable) provided the Company complies with all of the terms and conditions contained in the Forbearance Agreement.

 Under the terms of the Forbearance Agreement, the Company has agreed to deposit in the Sinking Fund Account for the Industrial Bond Debt:

                  (i) $1,500,000 on the earlier of (x) receipt by the Borrower of any federal tax refund or (y) April 30, 2003; and

                  (ii) $500,000 on the earlier of (x) receipt by the Borrower of any state tax refund or (y) June 30, 2003; and

                  (iii) $300,000 on the earlier of (x) receipt by Borrower of the proceeds of the sale of its real estate located at 215 Park Street, Bensenville, Illinois or (y) August 15, 2003.

The Company expects to satisfy the terms of the Forbearance Agreement by depositing in the Sinking Fund account $1.5 million out of an anticipated Federal tax refund in April of approximately $3.0 million and $500,000 of anticipated state tax refunds during 2003 of approximately $900,000. The Company is also in discussions with third parties concerning the sale of certain fixed assets no longer being used at the Company's Bensenville facility. The Company's ability to comply with the terms of the Forbearance Agreements will depend upon the amount and timing of the aforementioned tax refunds and asset sales,

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FRB | Weber Shandwick Worldwide serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.



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which are subject to factors that are beyond the Company's control. If the
Company does not comply with the terms of the Forbearance Agreement, the lender may declare the entire amount of the bond immediately due and payable.

Even if the Company complies with the terms of the Forbearance Agreement, there can be no assurances that the lender and the Company will continue to enter into forbearance agreements beyond August 31, 2003, if necessary, or that the terms of such agreements will not have a material adverse effect on the Company's ability to fund working capital or give the Company sufficient time and flexibility to avoid future defaults under the industrial bond debt. The Company may be required to refinance the industrial bond debt. There can be no assurance that any such refinancing would be available on commercially reasonable terms, if at all. Any such refinancing may require the Company to issue warrants for the Company's common stock, which may result in significant dilution of existing stockholders' ownership interest.

The report of independent auditors accompanying the consolidated financial statements in the Annual Report on Form 10-K states that the foregoing matters raise substantial doubt about the Company's ability to continue as a going concern. There can be no assurance that the forgoing matters will not adversely impact the Company's relationship with its suppliers and customers.

About M-Wave:

         Established in 1988 and headquartered in the Chicago suburb of West Chicago, Ill., M-Wave is a value-added service provider of high performance circuit boards. The Company's products are used in a variety of telecommunications and industrial electronics applications. M-Wave services customers like Lucent Technologies and Motorola, Inc. with its patented bonding technology, Flexlink II(TM) and its supply chain management program called Virtual Manufacturing. The Company trades on the Nasdaq National market under the symbol "MWAV". Visit the Company on its web site at www.mwav.com.


      This news release contains predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties. While this outlook represents our current judgment on the future direction of the business, such risks and uncertainties could cause actual results to differ materially from any future performance suggested above. Factors that could cause actual results to differ include the following: the risk that the Company will not be able to comply with the terms of the forbearance agreement relating to its industrial bond debt and/or that the lender will not continue to enter into forbearance agreements beyond August 31, 2003; the Company's ability to secure additional sources of funds that it may require, including, if necessary, the refinancing of its industrial bond debt; the failure of the Telecom market to improve; dependence on major customers; dependence on suppliers and subcontractors for circuit board components; successful award of contracts under bid; a highly competitive environment; design and production delays; cancellation or reductions of contract orders; effective utilization of existing and new manufacturing resources; pricing pressures by key customers and other factors detailed in the Company's Securities and Exchange Commission filings.